EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces Earnings for

Fourth Quarter and Year Ended December 31, 2014

Midland Park, NJ – February 25, 2015 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today announced results for the fourth quarter and full year ended December 31, 2014. For the three months ended December 31, 2014, the Corporation reported net income available to common shareholders of $1.1 million, or $0.19 per diluted common share, compared to $495,000, or $0.08 per diluted common share, for the three months ended December 31, 2013. Net income available to common shareholders for the year ended December 31, 2014 of $2.4 million, or $0.40 per diluted common share, represented an increase of more than 30% over the $1.8 million, or $0.31 per diluted common share, earned for the year ended December 31, 2013.

Reflecting on the results, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, commented, “After the significant progress made over the last few years in improving asset quality and asset quality metrics, we are pleased to redirect our focus on loan growth. Throughout 2014, our loan portfolio increased $43.3 million, representing a 10% rate of growth. And, we are very pleased to report the continuing improvement in the Corporation’s earnings.”

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Stewardship Financial Corporation, continued	February 25, 2015

Operating Results

Net interest income of $5.8 million for the three months ended December 31, 2014 was up slightly from the same three month period in 2013. For the full year, net interest income was $21.7 million compared to $22.8 million for year ended December 31, 2013. The Corporation reported a net interest margin of 3.57% for the three months, showing some expansion when compared to 3.49% for the three months ended December 31, 2013. For the year ended December 31, 2014 net interest margin was 3.46% compared to 3.54% for the year ended December 31, 2013. While the Corporation has endeavored to manage liability costs, the decline in net interest margin is reflective of the lower yields on assets due to a prolonged period of low interest rates.

The components of noninterest income had a significant impact on the comparison of current year results with the prior year periods. For the three months ended December 31, 2014, the Corporation reported noninterest income of $990,000 compared to $525,000 for the equivalent prior year period. The increase was the result of increased fees and service charges in the current year as compared to a loss of $372,000 from the sale of nonperforming loans reported for the three months ended December 31, 2013. Noninterest income for the years ended December 31, 2014 and 2013 was $3.0 million and $4.0 million, respectively. The prior year period for 2013 included noninterest income of $537,000 as a result of a death benefit insurance payment received. In addition, gains on sales of mortgage loans for the year ended December 31, 2014 reflected the reduced volume of loans originated for sale resulting from a decline in refinance activity. Finally, the year ended December 31, 2014 included a loss of $241,000 from the sale of nonperforming loans compared to the previously discussed prior year loss on sale of $372,000 during 2013.

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Stewardship Financial Corporation, continued	February 25, 2015

Noninterest expenses for the three months and year ended December 31, 2014 were $5.0 million and $20.2 million as compared to $4.9 million and $19.8 million in the comparable prior year periods. The Corporation continues to balance the need to control expenses with a focus on quality loan growth and an awareness of the customers’ desire for convenient banking – all being addressed while still continuing to be compliant with regulations and remaining up-to-date on all levels of security.

Asset Quality

For the three months ended December 31, 2014 the Corporation recorded a negative provision for loan losses of $300,000, bringing the full year provision for loan losses to a negative $50,000. For the prior year, a provision for loan losses of $425,000 and $3.8 million for the three months and year ended December 31, 2013, respectively, was recorded. Nonperforming loans, in total, were $3.6 million, or 0.76% of total loans at December 31, 2014, down significantly when compared to $10.2 million, or 2.34%, at December 31, 2013. Total nonperforming assets, which includes other real estate owned, were just 0.71% of total assets at December 31, 2014 compared to 1.58% at December 31, 2013. The allowance for loan losses represented 2.01% of total gross loans compared to 2.28% at December 31, 2013. The recording of a negative provision for loan losses and the decline in the allowance coverage ratio are directly attributable to improved credit quality metrics of the portfolio and the reduction in the estimated level of allowance for loan losses required.

Balance Sheet / Financial Condition

Total assets of $693.6 million at December 31, 2014 reflected an increase when compared to $673.5 million of assets at December 31, 2013. Since December 31, 2013, the $43.3 million increase in gross loans receivable was the result of new loan originations, partially offset by loan workouts as well as payoffs and normal principal amortization. In order to manage the growth in assets while still

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Stewardship Financial Corporation, continued	February 25, 2015

assisting in the funding of the loan growth, the Corporation identified and sold approximately $10.2 million of available for sale securities with high price volatility.

Deposit balances totaled $556.5 million at December 31, 2014 compared to $577.6 million a year earlier. Noninterest-bearing deposits of $136.7 million represented 24.6% of deposits at December 31, 2014 compared to $133.6 million, or 23.1%, at December 31, 2013.

Other borrowings increased to $66.7 million at December 31, 2014 from $25.0 million at December 31, 2013. The increase in other borrowings was partially the result of the replacement of the maturity of $7.0 million of securities sold under agreements to repurchase. In general, other borrowings enable the Corporation to deal with temporary deposit outflows and can assist in managing against rising interest rates through the extension of liabilities.

The Corporation’s capital levels continue to significantly exceed the regulatory capital requirements for a “well capitalized” institution with a Tier 1 leverage ratio of 9.04% and total risk based capital ratio of 14.78% compared to the regulatory requirements of 4% and 8%, respectively.

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

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Stewardship Financial Corporation, continued	February 25, 2015

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	December 31,	September 30,	December 31,
	2014	2014	2013

Selected Financial Condition Data:
Cash and cash equivalents	$10,086	$10,850	$17,405
Securities available for sale	124,918	138,255	168,411
Securities held to maturity	55,097	54,234	25,964
FHLB Stock	3,777	2,882	2,133
Loans receivable:
Loans receivable, gross	477,320	443,006	434,009
Allowance for loan losses	(9,602)	(10,094)	(9,915)
Other, net	(19)	(17)	168
Loans receivable, net	467,699	432,895	424,262

Loans held for sale	—	364	2,800
Other assets	31,974	33,072	32,533
Total assets	$693,551	$672,552	$673,508

Noninterest-bearing deposits	$136,721	$140,345	$133,565
Interest-bearing deposits	419,755	416,666	444,026
Total deposits	556,476	557,011	577,591
Other borrowings	66,700	46,800	25,000
Securities sold under agreements to repurchase	—	100	7,300
Subordinated debentures	7,217	7,217	7,217
Other liabilities	4,189	4,166	2,621
Total liabilities	634,582	615,294	619,729
Shareholders' equity	58,969	57,258	53,779
Total liabilities and shareholders' equity	$693,551	$672,552	$673,508

Equity to assets	8.50%	8.51%	7.98%

Asset Quality Data:
Nonaccrual loans	$3,628	$4,434	$10,219
Loans past due 90 days or more and accruing	—	—	—
Total nonperforming loans	3,628	4,434	10,219
Other real estate owned	1,308	2,090	451
Total nonperforming assets	$4,936	$6,524	$10,670

Nonperforming loans to total loans	0.76%	1.00%	2.34%
Nonperforming assets to total assets	0.71%	0.97%	1.58%
Allowance for loan losses to nonperforming loans	264.66%	227.65%	97.03%
Allowance for loan losses to total gross loans	2.01%	2.28%	2.28%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Selected Operating Data:
Interest income	$6,534	$6,529	$24,934	$26,571
Interest expense	767	911	3,207	3,813
Net interest and dividend income	5,767	5,618	21,727	22,758
Provision for loan losses	(300)	425	(50)	3,775
Net interest and dividend income
after provision for loan losses	6,067	5,193	21,777	18,983
Noninterest income:
Fees and service charges	568	458	2,003	1,865
Bank owned life insurance	103	100	405	351
Gain on calls and sales of securities	165	151	165	153
Gain on sales of mortgage loans	26	39	72	649
Loss on sales of loans	—	(372)	(241)	(372)
Gain on sales of other real estate owned	9	44	63	326
Gain on life insurance proceeds	—	—	—	537
Other	119	105	493	456
Total noninterest income	990	525	2,960	3,965
Noninterest expenses:
Salaries and employee benefits	2,738	2,524	10,597	10,501
Occupancy, net	420	507	1,934	2,045
Equipment	157	214	687	794
Data processing	447	438	1,702	1,425
FDIC insurance premium	103	230	580	876
Other	1,179	988	4,733	4,197
Total noninterest expenses	5,044	4,901	20,233	19,838
Income before income tax expense	2,013	817	4,504	3,110
Income tax expense	712	152	1,419	640
Net income	1,301	665	3,085	2,470
Dividends on preferred stock	171	170	683	633
Net income available to common shareholders	$1,130	$495	$2,402	$1,837

Weighted avg. no. of diluted common shares	6,030,561	5,942,585	6,003,814	5,937,058
Diluted earnings per common share	$0.19	$0.08	$0.40	$0.31

Return on average common equity	10.41%	4.95%	5.77%	4.54%

Return on average assets	0.75%	0.39%	0.46%	0.36%

Yield on average interest-earning assets	4.04%	4.05%	3.96%	4.12%
Cost of average interest-bearing liabilities	0.64%	0.74%	0.68%	0.78%
Net interest rate spread	3.40%	3.31%	3.28%	3.34%

Net interest margin	3.57%	3.49%	3.46%	3.54%

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